Exhibit 99

PRESS RELEASE ISSUED DECEMBER 11, 1997


FOR IMMEDIATE RELEASE		For additional information contact:
                       Michael J. Gasser
                       Chairman and Chief Executive Officer
                       (740) 549-6000


GREIF BROS. CORPORATION ANNOUNCES
SIGNIFICANT INDUSTRIAL SHIPPING CONTAINER ACQUISITION

DELAWARE, Ohio -- (December 11, 1997) Greif Bros. Corporation (Nasdaq:
GBCOA; GBCOB) today announced it has signed an agreement in principle to acquire all the outstanding stock of KMI Continental Fibre Drum, Inc.; Fibro Tambor, and Sonoco Plastic Drum, Inc.; all wholly-owned subsidiaries of Sonoco Products Co. (NYSE:SON). In addition, Greif will purchase Sonoco's interest in Total Packaging Systems, LLC. These companies comprise the entire industrial container group of Sonoco and last year had combined annual net sales of approximately $210 million.

The purchase price will be $225 million in cash. This acquisition includes 12 fibre drum plants and 5 plastic drum plants along with facilities for research and development, packaging services and distribution. It is anticipated that this transaction will be completed following due diligence and upon approval from the regulatory authorities.

Michael J. Gasser, Chairman and Chief Executive Officer, commented, This strategic business combination positions Greif to achieve its goal of delivering to customers the most innovative and cost effective packaging services. The acquisition will afford Greif the opportunity to lower costs while at the same time improve quality and service by combining and upgrading manufacturing operations and by increasing the effectiveness with which it is able to acquire paper and plastic raw material. The acquisition will also increase Greif's research and development capabilities and its ability to meet customer demand for new and innovative means of delivering their products to market. Greif's vendor management and packaging service, and other even more innovative customer-partnering programs, can be expected to benefit directly through the acquisition. Our customers' goals are to deliver their products to market using the most effective and lowest cost means. Our acquisition of Sonoco's industrial container group will help us help our customers meet their goals.

William B. Sparks, Jr., President and Chief Operating Officer, stated,
This acquisition will allow Greif to better serve its customers by leveraging the established strengths of both companies in the industrial shipping container field. In addition to the manufacturing facilities, this acquisition brings to Greif a market accepted Intermediate Bulk Container (IBC) along with a plastic drum expertise and an established vendor management program. This will further enhance capabilities to serve current and future packaging needs of our customers.

Statements made in this release which state the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained in the Company's SEC filings, including but not limited to the Company's report on Form 10-K and Annual Report for the year ended October 31, 1996.

Greif Bros. Corporation manufactures and markets a broad variety of superior quality industrial packaging and components including steel drums, fibre drums, plastic drums and multiwall bags. The Company is integrated, from its timberlands to corrugated sheet and box operations, including both virgin and recycled paper mills. With operations in the United States and Canada, Greif Bros. provides innovative products, services and solutions to meet the ever changing needs of its customers.